AMENDMENT TO
                        GRACO INC. KEY EMPLOYEE AGREEMENT


AMENDMENT AGREEMENT, by and between Graco Inc., a Minnesota corporation (the "Company") and __________________ (the "Executive"), dated as of the 9th day of January, 1998.

WHEREAS, the Executive and the Company have entered into an agreement entitled Graco Inc. Key Employee Agreement, dated March, 1997 (the "Key Employee Agreement"); and

WHEREAS, the parties wish to amend the Key Employee Agreement as set forth below in order to assure that the purposes of said Key Employee Agreement, as set forth in the premises thereto, are fulfilled;

Now, therefore, the parties agree as follows:

1. Section 6(e) of the Key Employee Agreement is hereby amended to read as set forth below, and a new Section 6(f), as set forth below, is hereby added to the Key Employee Agreement:


     6(e) Possible Payment Reduction.

               (i) Notwithstanding any provision to the contrary contained in this Agreement, if the lump sum cash payment due and the other benefits to which the Executive shall become entitled under Section 6(a) hereof, either alone or together with other payments in the nature of compensation to the Executive which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto), such lump sum payment shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for Federal Income Tax purposes pursuant to Section 280G of the Code (or any successor provision thereto), provided, however, that no such reduction shall occur, and this Section 6(e) shall not apply, in the event that the amount of such reduction would be more than $25,000. The Executive in good faith shall determine the amount of any reduction to be made pursuant to this Section 6(e) and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 6(e) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 6(e)(i).

     6(f) Certain Additional Payments by the Company.

               (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Section 6(e) above does not apply and any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option, restricted stock agreement or otherwise, but determined without regard to any additional payments required under this Section 6(f)) (a "Payment") would be subject to the excise tax imposed by
          Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (ii) Subject to the provisions of Section 6(f)(iii), all determinations required to be made under this Section 6(f), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6(f), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
          Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(f)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim (provided that any delay in so informing the Company within such ten business day period shall not affect the obligations of the Company under this Section 6(f) except to the extent that such delay materially and adversely affects the Company) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim,

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (C) cooperate with the Company in good faith in order to effectively contest such claim, and

               (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(f)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(f)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the
          Executive shall (subject to the Company's complying with the requirements of Section 6(f)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(f)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


     3. The Key Employee Agreement shall in all other respects stay in full force and effect in accordance with its terms.


IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.




Executive                            Graco Inc.
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_____________________________       ________________________________
                                    George Aristides
                                    Chief Executive Officer